Ex. 10.1

FIRST AMENDMENT TO
SECOND AMENDED AND RESTATED PROMISSORY NOTE

THIS FIRST AMENDMENT (THE “AMENDMENT”) TO THE SECOND AMENDED AND RESTATED PROMISSORY NOTE (THE “NOTE”) IS MADE AS OF THE 1ST DAY OF OCTOBER 2002, BY CLC HEALTHCARE, INC., A NEVADA CORPORATION (FORMERLY KNOWN AS LTC HEALTHCARE, INC., FORMERLY KNOWN AS LTC EQUITY HOLDING COMPANY, INC.), AS MAKER (“MAKER”), IN FAVOR OF LTC PROPERTIES, INC., A MARYLAND CORPORATION, AS PAYEE (“PAYEE”) WHICH NOTE FOR $20,000,000.00 DATED JUNE 8, 2001 SUPERSEDED AND REPLACED THAT CERTAIN AMENDED AND RESTATED PROMISSORY NOTE DATED MARCH 30, 1998 MADE BY MAKER IN FAVOR OF PAYEE, WITH REFERENCE TO THE FOLLOWING FACTS:

RECITALS

A.  As of the date hereof, Maker certifies, acknowledges and agrees the outstanding principal balance of the Note is $5,340,660.07 as of September 30, 2002.

B.  Payee and certain of its wholly-owned subsidiaries, as landlord, and certain wholly owned subsidiaries of Maker (hereinafter “Subsidiaries”), as lessee, are parties to certain leases. Maker’s Subsidiaries have failed to make rental payments as and when due up through September 30, 2002 under such leases in the total amount of $2,250,000.00, and has requested, and Payee has agreed, to forbear from exercising Payee’s rights and remedies under such leases with respect to such rental payments. For good and valuable consideration, including without limitation, Payee’s agreement to forbear through November 30, 2002, from exercising its rights and remedies under such leases, Maker is executing and delivering this Amendment to Payee.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is acknowledged, Maker and Payee agree as follows:

1.  Recitals and Definitions.    The above recitals are incorporated herein by reference. All capitalized terms not otherwise defined herein shall have the same meaning as set forth in the Note and/or Security Documents.

2.  Amount Reduction.    The Note is hereby amended to reduce the amount of such Note from Twenty Million Dollars ($20,000,000.00) to Ten Million Dollars ($10,000,000.00). In installments as herein stated, for value received, Maker hereby promises to pay to the order of Payee, at Payee’s principal place of business in Oxnard, California, or such other place as Payee may from time to time designate, the principal sum of Ten Million Dollars ($10,000,000.00), or so much thereof as may have been advanced, with interest accruing on the principal amount from time to time outstanding from the date hereof to and including the Maturity Date (as defined below) at a rate equal to the lesser of (i) Ten Percent (10%) per annum, or (ii) the Highest Lawful Rate (as defined in Section 14 of the Note). Principal and interest shall be payable as more particularly set forth below. All principal and accrued but unpaid interest shall be due on or before April 1, 2008 (the “Maturity Date”). Principal, interest and all other sums due hereunder shall be payable in lawful money of the United States.

3.  Subject to the limitations described in Section 5 of this Amendment and any other provisions set forth in the Note, Maker desires to obtain a secured line of credit from Payee to enable Maker to borrow, from time to time, sums up to, but not exceeding, in the aggregate the principal sum of Ten Million Dollars ($10,000,000.00). Accordingly, such sum represents funds that have been or will, subject to the terms hereof, be advanced to Maker in a series of disbursements that will be made, from time to time, up to, but not exceeding, in the aggregate the principal amount of Ten Million Dollars ($10,000,000.00). As a condition to Payee’s obligation to make each and every disbursement hereunder, Payee shall receive a request for advance setting forth the desired amount of the advance and specifying the wiring instructions to which the advance should be sent (or other method of delivery) not later than ten (10) business days prior to the date on which Maker wishes to receive the funds. No request for any such advance shall be for an amount less than One Hundred Thousand Dollars ($100,000.00).

4.  Payments.

(a)  Payments of Interest.    Payments of interest only under the Note shall be made in arrears in monthly installments, without set-off, deduction, demand or notice of any kind or nature whatsoever, on the 1st day of each calendar month commencing on November 1, 2002 (each, a “Payment Date”), in an amount equal to the accrued but unpaid interest for the immediately preceding one-month period on the principal amount outstanding from time to time.

(b)  Payments on Maturity Date.    Assuming no acceleration by Payee and no prepayment in full of the Loan by Maker, on the Maturity Date, Maker shall pay to Payee the entire outstanding principal balance, accrued and unpaid interest and any and all other outstanding charges, fees or amounts owing to Payee by Maker under the Note.

Paragraph 4 of the Note, entitled “Restrictive Covenants,” is hereby deleted and replaced by the language as set forth in this Paragraph 5:

5.  Restrictive Covenants.    Maker hereby covenants and agrees with Payee that, for so long as the obligations of Maker under the Note remain outstanding, or Payee has any obligation to make advances under the Note, Maker will comply with all of the following:

(a)  Maker will not, and will not permit any subsidiary of Maker to, create, assume, incur or suffer to exist any lien or encumbrance of any kind, upon all or any portion of the Collateral (as defined in the Security Documents).

(b)  Maker will not use the proceeds to pay any claim arising from an uninsured loss arising as a result of a claim for general or professional liability. At the time of requesting any advance, Maker will submit to Payee a statement certified by an officer of Maker that the requested advance does not violate this provision.

(c)  Maker will not use the proceeds available under the Note for any purposes other than: (i) working capital, other than amounts referred to in 4(b) above, or (ii) for such other purposes Payee, in it sole and absolute discretion, approves in writing.

(d)  Maker will not, and will not permit any subsidiary to, directly or indirectly, incur, create, issue, assume, purchase or suffer to exist any debt, other than debt under the Note.

(e)  Maker will not, and will not permit any subsidiary to (i) lease, assign or sell all or substantially all of its property or business to any other Person (as hereinafter defined), (ii) merge or consolidate with or into any other Person, (iii) purchase or lease or otherwise acquire all or substantially all of the assets of any other Person, (iv) sell, transfer, pledge or otherwise dispose of capital stock in any of its subsidiaries, (v) liquidate, suspend or dissolve its business operations, (vi) change its name, identity or corporate, partnership or other structure, or (vii) change the current principal place of business or chief executive office, in each case without the prior written consent of Payee.

6.  No Further Changes.    Except as expressly set forth in this Amendment, the Note remains unchanged and in full force and effect and is hereby ratified and affirmed. If there is any inconsistency between the provisions, terms and conditions of this Amendment and the provisions, terms and conditions of the Note, the provisions, terms and conditions of this Amendment shall prevail in each and every instance.

7.  Counterparts.    This Amendment may be executed in counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same instrument. Signatures on this Amendment conveyed via facsimile transmission shall be binding upon the parties who signed the Amendment.

8.  No Waiver of Default(s).    To the extent any Event of Default exists under the Note as of the date hereof (or any event has occurred, which with the giving of notice or the passage of time would constitute an Event of Default), the making and entering into this Amendment shall not be deemed to be a waiver by Payee of any such Event of Default (or any event which, with the giving of notice or the passage of time, would constitute an Event of Default). Payee reserves all of its rights and remedies pertaining to any such Event(s) of Default and/or default(s).

9.  Governing Law.    This Amendment shall be governed by the laws of the state of California.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

MAKER:

CLC HEALTHCARE, INC., a Nevada corporation

By:	/s/
Christopher Ishikawa President

3